EXHIBIT 10II

Offer of Employment

October 21, 2014

Kenneth L. Dumas
[Address]

Dear Ken,

Congratulations! On behalf of LoJack Corporation (“LoJack”), I am pleased to offer you employment on the terms set forth below. This offer of employment is contingent upon the satisfactory completion of: a) your provision of appropriate documentation to confirm your eligibility to work in the United States, as required by federal immigration laws; (b) a background screening and reference checks regarding your past employment and (c) your signing the Company’s Employee Invention, Non-Competition and Confidentiality Agreement, a copy of which will be enclosed in your new hire package.

This letter confirms our offer of employment and includes the details of the cash compensation and equity arrangements.

Subject to approval by the Compensation Committee and the Board, you would be an Executive Officer of the Corporation and serve as a member of LoJack’s Executive Management Team.

Administrative Information

Position:
You will serve in a full-time capacity as Senior Vice President, Chief Financial Officer, reporting directly to Randy Ortiz, President & Chief Executive Officer.

Start Date:
Your start date with the Company is anticipated for Monday, November 10, 2014.

Compensation

Base Salary:
You will be paid a base salary of $280,000.00 annualized, paid in bi-weekly installments of $10,769.24, payable in accordance with LoJack’s standard payroll practices for salaried employees.

Short Term Incentive:
In addition to your base salary, you will be eligible to participate in the Company’s Short Term Incentive (STI) Plan. Your STI target will be 50% of your year-end base salary earnings. The actual percentage of your STI will be paid based on LoJack Corporation’s overall performance, your ability to meet established goals and objectives, the terms of the Plan as they exist at any given time, and your individual job performance, which will be evaluated informally on an ongoing basis and formally on an annual basis, consistent with company policy. Specific plan details associated with your STI will be provided shortly after you begin with the Company.

Sign-on Bonus:
You will receive a one-time bonus in the amount of $50,000.00 (less applicable taxes), payable after 60 days of continuous employment in the next regularly scheduled payroll. Should you voluntarily terminate your employment or if you are terminated for cause within 12 months of your start date, you will be required to repay the bonus on a prorated basis.

Long Term Incentive:
Equity grants, issued upon your start date, will carry an approximate value of $50,000.00 based on the Black-Scholes method and are broken down as follows:

· 60% Non-Qualified Stock Options (three year gradual vesting)
· 40% *Time Based Restricted Stock (three year cliff vesting).

*Given your start date with the Company, you will not be granted performance-based shares, only time- based shares.

Going forward, for salary, short- and long term incentives, you will be treated on a basis consistent with other senior executive officers as determined by the Compensation Committee. You will receive more information regarding the Company’s LTI plan shortly after you join LoJack.

Compensation and incentive targets are set annually by the Compensation Committee and the Board in consultation with Executive Leadership. The Committee reviews compensation practices and policies on an ongoing basis to ensure the Company is current with changes in the market and regulatory requirements. Your full compensation will be reviewed annually by the CEO and the Compensation Committee.
Benefits
Benefits

Core Benefits:
LoJack offers an attractive and competitive benefits program. Many benefits are effective on the first of the month following your start date for full-time active employees working at least 30 hours per week. A comprehensive binder of our benefits and eligibility will follow in your new hire package. Please note, our benefits are subject to change at any time at our sole discretion, unless otherwise provided by applicable federal, state or local laws and regulations.

Paid Vacation:
You will begin to immediately accrue paid vacation at a rate of 4 weeks per year. For 2014 & 2015 we agree to the following additional paid time off:
a. Week of December 20th
b. January 8th through 13th
c. Week of February 16th with the exception of the Board Meeting February 17th & 18th

Continued Education & Memberships:
LoJack will reimburse you costs ($3k - $5k) associated with maintaining your CPA certification, as well as other professional group memberships associated with your role as CFO.

Other Perquisites & Benefits

Change in Control:
You will be provided with a Change-in-Control Agreement; the terms of which will be provided to you in a separate document. The Change-in-Control Agreement provisions include severance & benefit support in the amount of 18 months in the event your employment with the Company is terminated in connection with a Change-in Control.

Severance Protection:
Should LoJack terminate your employment other than for “Cause” (substantially as defined in the Change of Control Agreement) within the first 12 months of employment, LoJack will pay you 12 months of severance, calculated at the rate of your current annualized base salary. The severance will be paid to you in equal bi-weekly installments in accordance with LoJack’s regular pay schedule.

You also would receive a pro-rata short term incentive based on actual company performance for months worked in the year. This would be paid in the first quarter of the following year, once financial results are finalized and reported.

Recoupment of Formulae-Based Compensation Policy:
As a board-selected executive officer of the Company, you will be subject to the Company’s Recoupment Policy, a standard policy that generally applies to for all formulae-based performance compensation received by executives working for a publicly-traded company. A copy of this policy will be provided to you and explained in detail prior to your acceptance of employment and will need to be agreed upon prior to your start date.

Other Important Information

Onboarding & Assimilation:
We provide a robust orientation and induction program for all new employees joining our organization. We will send you an invite and schedule for Orientation, upon your acceptance of this offer. Please bring your entire new hire package with you on your first day.

At Will Status:
Your employment with LoJack will be “at will”, meaning that this offer of employment does not constitute a contract of employment. If you accept this offer on the terms presented here and become employed by LoJack, you may elect to resign at any time and LoJack may elect to terminate your employment at any time for any or no reason.

The terms of this offer letter supersede any prior understandings or agreements or promises made to you by anyone on behalf of the company, whether oral or written. By accepting this offer, you warrant and represent that your employment with the Company will not violate any agreements, obligations or understandings that you have with any third party or prior employer.

To accept this offer, please sign and date this letter and return it to me. If we have not received your signed acceptance by such date, this offer shall be revoked and considered void. We look forward to your decision to join LoJack.

We are all excited about the prospect of you joining our executive team. We believe that your experience and enthusiasm will greatly help us achieve our corporate and financial objectives.

Ken, we would be pleased to have you join us and we look forward to welcoming you to our team soon.

Sincerely,

/s/ Jeannine Sheehan
Jeannine Sheehan
Vice President, Human Resources

/s/ Kenneth L. Dumas
Kenneth L. Dumas